UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2005

APPLIED DIGITAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

MISSOURI (State or other jurisdiction of incorporation)	000-26020 (Commission File No.)	43-1641533 (IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200
DELRAY BEACH, FLORIDA 33445
(Address of principal executive offices)

561-805-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02 - Termination of a Material Definitive Agreement

Under Clause 4-1 of the United States Postal Service (the “USPS”) Manual and the Federal Acquisition Regulation, the USPS has the right to terminate contracts for its convenience. In such cases, the contractor is entitled to the contract price for completed items and incurred costs with respect to uncompleted items. On January 18, 2005, the Company was notified that the USPS is exercising that right in connection with a contract for the upgrade of telecommunications networks that the USPS has with the Company’s wholly-owned subsidiary, Government Telecommunications, Inc. (“GTI”). GTI fully completed the initial phase of the $18.0 million original contract. Under the phase-two option that the USPS had exercised, and which expanded the original project, GTI has recognized approximately $10.3 million (of a potential $25.0 million) in additional revenue.

Although no guarantee can be made that it will be successful, GTI expects that, going forward, other work will replace the work it expected to do for the USPS, and that this will not materially affect its profit margins.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            APPLIED DIGITAL SOLUTIONS, INC.

            By:  /s/ Evan C. McKeown
            Name:  Evan C. McKeown
            Title:    Senior Vice President and Chief Financial Officer

Dated: January 21, 2005